Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2019 SECOND QUARTER

Adjusted EBITDA Increased 71% Y/Y

Ammonia Operating Rates Averaged 94% Over the Last Four Quarters

OKLAHOMA CITY, Oklahoma…July 29, 2019… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced for the second quarter ended June 30, 2019.

Second Quarter Highlights

•	Net sales increased 18% to $121.5 million for the second quarter of 2019, compared to net sales of $103.2 million for the second quarter of 2018.
•	Net income of $6.6 million for the second quarter of 2019, compared to net loss of $27.5 million for the second quarter of 2018.
•	Adjusted EBITDA(1) increased 71% to $30.5 million for the second quarter of 2019, compared to $17.8 million for the second quarter of 2018.

“We significantly improved results relative to the second quarter of 2018, despite the continued impact of bad weather in the Midwest on demand from our agricultural markets,” stated Mark Behrman, LSB’s President and CEO. “Net sales and adjusted EBITDA increased as a result of higher production volumes at all of our facilities for both agricultural and industrial products and, to a lesser extent, higher pricing for agricultural products relative to last year.”

“We had another strong quarter of plant operations.  Our ammonia plants averaged a collective 94% on-stream rate across all three facilities for the period, a level we’ve now achieved for four consecutive quarters, consistent with our stated target for 2019.  This operating performance is unprecedented in LSB’s history and reflects the capital investments we’ve made to ensure greater reliability.  Additionally, our success in improving the on-stream rates of our facilities is indicative of the processes, procedures and culture of operational excellence that we’ve instilled throughout the company over the past 24 months.  These efforts are ongoing and, we will increase the consistency of our operations over time.  As a reminder, we are planning a fourteen-day turnaround for our El Dorado facility in August and a thirty-day turnaround at our Pryor facility beginning in mid-September.  Once this planned maintenance is completed, we believe we will be in position to run all of our plants at high operating rates for an extended period of time, with no turnarounds scheduled at any of our facilities in 2020.”

“Product pricing was mixed in the second quarter.  Net pricing per ton of UAN continued to increase, rising 11% compared to the second quarter of 2018, while HDAN prices were down 2%, largely due to higher imports.  Agricultural ammonia increased 13%, largely due to strength in demand for product produced out of our Pryor and Cherokee facilities.    Pricing for industrial products was lower for the quarter compared to the second quarter of 2018 primarily due to the continued weakening of the Tampa ammonia benchmark price, the relevant index used to price many industrial products.  A poor fall and spring application season in U.S. agricultural markets, combined with weather impacting the movement of ammonia from the Gulf region, has caused a build-up of

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(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

ammonia inventory across the distribution channel, resulting in downward pressure on Tampa ammonia benchmark pricing and Gulf ammonia in general. We believe that over the next several months, as inventories are consumed, ammonia prices will begin an upward trend.”

Mr. Behrman continued, “Looking ahead to the second half of 2019, even with the aforementioned turnarounds at two of our facilities, we expect a year-over-year increase in adjusted EBITDA driven by higher rates of production.  Subject to weather, we believe that this year’s fall ammonia application season will be heavier than normal as corn prices have risen to the highest levels since 2014, reflecting lower expected harvested acres and weak yields for this season’s corn crop. These factors are likely to lead to a lower stock-to-use ratio and result in a significant increase in expected planted acres for the fall planting season.   We expect these dynamics to continue into 2020 which, combined with the absence of any planned turnarounds at our plants and the greater level of reliability at our facilities, should have positive implications for LSB’s financial results in the year to come.”

Mr. Behrman added, “We recently completed an offering of $35 million of our senior notes.  While we had sufficient liquidity to fund our operations for the foreseeable future prior to this offering, we elected to raise this capital in order to pursue approximately $20 million of capital projects at our facilities aimed at enhancing and diversifying our revenue streams.  These projects all have estimated payback periods and internal rates of return that exceed our hurdle rates.  Based on current pricing, we expect these investments to collectively yield annual incremental EBITDA in the $7 million to $10 million range, when fully completed, which we believe will be within the next 18 months.”

	Three Months Ended June 30,
	2019		2018
	(Dollars in millions)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 72.5	60%	$ 58.0	56%	25%
Industrial	37.2	30%	32.8	32%	13%
Mining	11.9	10%	12.4	12%	(4) %
	$121.5		$103.2		18%

Comparison of 2019 to 2018 periods:

•

Net sales of our agricultural products increased during the quarter relative to the prior year due largely to stronger operating rates at our El Dorado and Pryor facilities.  Higher HDAN volumes also reflect the recognition of sales that were pushed out of the first quarter of 2019 due to weather-related factors, while ammonia volumes were augmented by strong demand out of the Southern Plains market early in the quarter. Given this strong in-land ammonia demand combined with lower UAN demand due to inordinately wet weather across the Southern Plains, we opted to sell more ammonia instead of upgrading to UAN to capitalize on the stronger ammonia market. With respect to pricing, our second quarter sales benefitted from improvements in selling prices for UAN and agricultural ammonia, partially offset by a modest decrease for HDAN resulting from an increased level of Russian imports entering the U.S. market.

•

Net sales of our industrial products increased as a result of a greater volume of ammonia sales reflecting stronger operating rates at our El Dorado facility.  The benefit of higher sales volume was partially offset by lower selling prices for industrial ammonia and other industrial products, which are principally indexed to Tampa ammonia benchmark pricing.  The continuing weather-related weakness in demand for agricultural ammonia resulted in a significant increase in inventory levels across the distribution channel, translating into continued softening in the Tampa ammonia benchmark price.  Mining sales declined reflecting modest decreases in pricing and volume for ammonium nitrate products resulting from higher spot sales in 2018 covering coproducer downtime.  We are continuing to diversify our mining customer end use markets to reduce the impacts of lower coal production, and today, more than half of our sales are to the quarry and construction industries.

•	Operating income increased year-over-year primarily due to increased sales volume and operational efficiency coupled with the benefit of lower natural gas prices.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended June 30,
Product (tons sold)	2019	2018	% Change
Urea ammonium nitrate (UAN)	95,183	110,336	(14) %
High density ammonium nitrate (HDAN)	127,124	93,126	37%
Ammonia	28,228	12,956	118%
Other	10,377	12,822	(19) %
	260,912	229,240	14%
Average Selling Prices (price per ton) (A)
UAN	$198	$ 178	11%
HDAN	$248	$ 254	(2) %
Ammonia	$357	$ 316	13%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended June 30,
Product (tons sold)	2019	2018	% Change
Ammonia	78,697	41,194	91%
Nitric acid, excluding Baytown	22,271	33,504	(34) %
Other Industrial Products	8,948	9,224	(3) %
	109,916	83,922	31%

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended June 30,
Product (tons sold)	2019	2018	% Change
LDAN/HDAN/AN solution	47,000	48,001	(2) %
Input Costs
Average natural gas cost/MMBtu	$ 2.422	$ 2.598	(7) %

Financial Position and Capital Expenditures

As of June 30, 2019, our total cash position was $58.0 million and we had approximately $47.4 million of borrowing availability under our Working Capital Revolver, providing us with total liquidity of $105.4 million.  Excluding the proceeds raised through the issuance of $35 million of Senior Secured Notes on June 18, 2019, total liquidity at the end of the second quarter would have been $70.4 million.  Total long-term debt, including the current portion, was $456.8 million at June 30, 2019.  The aggregate liquidation value of the Series E Redeemable Preferred at June 30, 2019, inclusive of accrued dividends of $87.1 million, was $226.9 million.

Interest expense for the second quarter of 2019 was $11.3 million compared to $11.7 million for the same period in 2018.  The decrease in interest expense relates primarily to $0.9 million of debt modification fees incurred in the second quarter of 2018 partially offset by interest expense associated with the Notes issued in April 2018.

Capital expenditures were approximately $5.8 million in the second quarter of 2019. For the full year of 2019, total capital expenditures relating to reliability and maintenance capital are expected to be between $30 million to $35 million.  Additionally, we have developed a pipeline of capital projects aimed at enhancing sales volumes and margins for which we expect to invest approximately $20 million over the next 12 to 18 months.

Conference Call

LSB’s management will host a conference call covering the second quarter results on July 30, 2019 at 8:30 a.m. ET/7:30 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman, Senior Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President of Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, industrial, and mining markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2019; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct.  Actual results may differ materially from the forward-looking statements as a result of various factors.  These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2018 and, if applicable, our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements.  We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Senior Vice President & CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Six Months Ended June 30,

	June 30,		June 30,
	Three Months Ended		Six Months Ended
	2019	2018	2019	2018
	(In Thousands, Except Per Share Amounts)
Net sales	$121,527	$103,199	$215,679	$203,649
Cost of sales	101,850	100,126	188,684	190,483
Gross profit	19,677	3,073	26,995	13,166

Selling, general and administrative expense	8,366	8,397	15,590	16,700
Other expense (income), net	(34)	545	(11)	451
Operating income (loss)	11,345	(5,869)	11,416	(3,985)

Interest expense, net	11,315	11,693	22,302	20,999
Loss on extinguishment of debt	—	5,951	—	5,951
Non-operating other income, net	(868)	(331)	(644)	(1,240)
Income (loss) before provision (benefit) for income taxes	898	(23,182)	(10,242)	(29,695)
Provision (benefit) for income taxes	(5,733)	4,324	(5,333)	3,402
Net income (loss)	6,631	(27,506)	(4,909)	(33,097)

Dividends on convertible preferred stocks	75	75	150	150
Dividends on Series E redeemable preferred stock	7,589	6,628	14,845	12,966
Accretion of Series E redeemable preferred stock	497	802	993	2,401
Net loss attributable to common stockholders	$(1,530)	$(35,011)	$(20,897)	$(48,614)

Basic and dilutive net loss per common share:	$(0.05)	$(1.27)	$(0.75)	$(1.77)

LSB Industries, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2019	2018
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$57,971	$26,048
Accounts receivable	52,680	67,043
Allowance for doubtful accounts	(466)	(351)
Accounts receivable, net	52,214	66,692
Inventories:
Finished goods	17,651	27,726
Raw materials	1,935	1,483
Total inventories	19,586	29,209
Supplies, prepaid items and other:
Prepaid insurance	5,032	10,924
Supplies	25,494	24,576
Other	8,720	8,964
Total supplies, prepaid items and other	39,246	44,464
Total current assets	169,017	166,413

Property, plant and equipment, net	951,546	974,248

Other assets:
Operating lease assets (1)	13,945	—
Intangible and other assets, net	6,766	7,672
	20,711	7,672

	$1,141,274	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	June 30,	December 31,
	2019	2018
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$43,849	$62,589
Short-term financing	3,222	8,577
Accrued and other liabilities	29,786	42,129
Current portion of long-term debt	8,672	12,518
Total current liabilities	85,529	125,813

Long-term debt, net	448,164	412,681

Noncurrent operating lease liabilities (1)	9,072	—

Other noncurrent accrued and other liabilities	7,122	8,861

Deferred income taxes	51,322	56,612

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $226,916,000 ($212,071,000 at December 31, 2018)	218,007	202,169
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $2,905,000 ($2,785,000 at December 31, 2018)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,222,000 ($1,192,000 at December 31, 2018)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	199,636	198,482
Retained earnings	133,026	153,773
	338,790	358,383
Less treasury stock, at cost:
Common stock, 2,513,575 shares (2,438,305 shares at December 31, 2018)	16,732	16,186
Total stockholders' equity	322,058	342,197
	$1,141,274	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G.  These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated ($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net income (loss)	$ 6.6	$ (27.5)	$ (4.9)	$ (33.1)
Plus:
Interest expense	11.3	11.7	22.3	21.0
Loss on extinguishment of debt	-	6.0	-	6.0
Depreciation, depletion and amortization	17.4	19.5	34.5	37.8
Provision (benefit) for income taxes	(5.7)	4.3	(5.3)	3.4
EBITDA	$29.6	$ 14.0	$ 46.6	$ 35.1

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives.    We historically have performed Turnaround activities on an annual basis, however we are moving towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.  Our policy is to adjust for non-cash, non-recurring, non-operating items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

EBITDA:	$29.6	$14.0	$46.6	$35.1
Stock-based compensation	0.7	1.6	1.3	3.0
Loss on other property and equipment	-	0.5	0.2	0.5
Fair market value adjustment on preferred stock embedded derivatives	(0.7)	(0.3)	(0.5)	(1.1)
Consulting costs associated with reliability and purchasing initiatives	0.3	0.6	0.4	1.7
Turnaround costs	0.6	1.4	0.6	1.7
Adjusted EBITDA	$ 30.5	$ 17.8	$ 48.6	$ 40.9

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Agricultural sales ($ in millions)	$ 72.5	$ 58.0	$ 119.3	$ 110.3

Less freight	5.4	3.9	8.6	7.8

Net sales	$ 67.1	$ 54.1	$ 110.7	$ 102.5